                                              Location:    HOTELADDRESS1
                                                           HOTELADDRESS2

                                              ID Number:   IDNUMBER

                                              Hotel Name:  PROPERTYNAME

                                              Date:                       , 1998
                                                           --------------










                                      BRAND

                                     between

                             BEST FRANCHISING, INC.

                                       and

                                 ENTITYNAMECAPS

                                TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
         1.       The License                                                         1
                  A.       The Hotel                                                  1
                  B.       The Hotel System                                           1

         2.       Grant of License                                                    1

         3.       Your Responsibilities                                               2
                  A.       Operational and Other Requirements                         2
                  B.       Performance of the Work                                    2
                  C.       Upgrading of the Hotel                                     2
                  D.       Fees                                                       3

         4.       Our Responsibilities                                                4
                  A.       Training                                                   4
                  B.       Services                                                   4
                  C.       Consultation on Operations, Facilities and Marketing       4
                  D.       Use of Marketing/Reservation Contributions                 4
                  E.       Application of Manual                                      4
                  F.       Other Arrangements                                         4
                  G.       Inspections/Compliance Assistance                          5

         5.       Proprietary Rights                                                  5
                  A.       Ownership of the Hotel System and Proprietary Marks        5
                  B.       Trademark Disputes                                         5
                  C.       Protection of Name and Marks                               5

         6.       Records and Audits                                                  5
                  A.       Monthly Reports                                            5
                  B.       Preparation and Maintenance of Records                     6
                  C.       Audit                                                      6
                  D.       Annual Financial Statements                                6

         7.       Indemnity and Insurance                                             6
                  A.       Indemnity                                                  6
                  B.       Insurance                                                  7

         8.       Transfer                                                            7
                  A.       Transfer by Us                                             7
                  B.       Transfer by You                                            8
                  C.       Transfers of the License or Equity Interest in You Upon
                             Death                                                    9
                  D.       Registration of a Proposed Transfer of Equity Interests    9
                  E.       Non-Waiver of Claims                                       9
                  F.       Our Right of First Refusal                                 9
                  G.       No Right of First Refusal                                 10

         9.       Condemnation and Casualty                                          10
                  A.       Condemnation                                              10
                  B.       Casualty                                                  10
                  C.       Extensions of Term                                        10



         10.      Termination  10
                  A.       Expiration of Term                                        10
                  B.       Defaults  10
                  C.       De-identification of Hotel Upon Termination or
                             Expiration of this Agreement                            12
                  D.       Payment of Liquidated Damages                             13

         11.      Renewal                                                            13
                  A.       Requirements.                                             13
                  B.       Alternative Process                                       14

         12.      Relationship of Parties                                            14
                  A.       No Agency Relationship                                    14
                  B.       Your Notices to Public Concerning Independent Status      14
                  C.       Use of the Best Name                                      14

         13.      Miscellaneous                                                      14
                  A.       Severability and Interpretation                           14
                  B.       Binding Effect                                            14
                  C.       Exclusive Benefit                                         15
                  D.       Entire Agreement                                          15
                  E.       Our Withholding of Consent                                15
                  F.       Notices                                                   15
                  G.       Descriptive Headings                                      15
                  H.       Management of the Hotel                                   15
                  I.       Guest Room Rates                                          15

         GUARANTY
         ATTACHMENT A
         ATTACHMENT B
         ATTACHMENT C


                                LICENSE AGREEMENT

                  This license agreement ("Agreement" or "License Agreement"), dated ____________, 199__, is entered into by and between Best Franchising, Inc., a Georgia corporation having an address at 13 Corporate Square, Suite 250, Atlanta, Georgia 30329 ("we", "our", "us" or "Licensor"), and ENTITYNAMECAPS, a ENTITYTYPE, having an address at ENTITYADDRESS ("you", "your" or "Licensee"). In consideration of the following mutual promises, the parties agree as follows:

         1.       The License.

         We have the exclusive right to license a unique concept and system (the "Hotel System") to establish and operate "mid-level economy" hotels under the names "Best Inns of America," "Best Suites of America" and certain brand extensions thereof (collectively, "Hotels" or "Best Hotels"). Before signing this Agreement, you read our Offering Circular for Prospective Franchisees ("UFOC") and independently evaluated and investigated the risks of investing in the hotel industry generally and purchasing a Best franchise specifically, including such factors as current and potential market conditions, owning a franchise and various competitive factors. Following your investigation, you wish to enter into this Agreement to obtain a license to use the Hotel System to operate a BRAND hotel located at HOTELADDRESS1, HOTELADDRESS2, (the "Hotel").

                  A. The Hotel. The Hotel includes all structures, facilities, appurtenances, furniture, fixtures, equipment, entry, exit and parking areas located on the real property identified on Attachment A hereto or any other real property we approve for Hotel expansion, signage or other facilities. You agree not to make any material changes to the Hotel without our prior written consent, including, but not limited to, any change in the number of rooms or suites at the Hotel ("Guest Rooms").

                  B. The Hotel System. We have designed the Hotel System so that the public associates the Hotels with high quality standards. The Hotel System includes, without limitation: (i) the tradenames, trademarks, and service marks "Best Inns of America" and "Best Suites of America" and such other tradenames, trademarks, and service marks we hereafter designate for use with the Hotel System (collectively, the "Proprietary Marks"); (ii) prototypical architectural plans, designs and layouts, including, without limitation, site, floor, roof, plumbing, lobby, electrical and landscape plans; (iii) a national toll free number system for central reservation referrals, as renovated by us from time to time (collectively, the "CRS"); (iv) the national Best directory (the "National Directory"); (v) management, personnel and operational training programs, materials and procedures; (vi) standards and specifications for operations, marketing, construction, equipment and furnishings described in our confidential manuals, as amended by us from time to time (collectively, the "Manual"); and (vii) marketing, advertising and promotional programs.

         2.       Grant of License.

         We hereby grant to you a license (this "License") to use the Hotel System to build and operate the Hotel in accordance with the terms of and commencing on the date of this Agreement and terminating as provided in Paragraph 10 (the "License Term"). During the License Term, neither we nor any of our affiliates or franchisees will develop or license any Best Hotels within the area described in Attachment B (the "Territory"). This Agreement does not limit our right, or the rights of our parent, subsidiaries or affiliates, (i) to use or license others to use any part of the Hotel System outside the Territory; (ii) to conduct other business activities under, or license others to use, hospitality brands that are not part of the Proprietary Marks, whether outside or within the Territory, even if the other brands or business activities compete with the Hotel and/or the Hotel System; or (iii) to use or license others to use the Hotel System within the Territory to replace any previously executed Best Hotel license agreement.

         3.       Your Responsibilities.

                    A. Operational and Other Requirements. During the License Term, you agree to:

                           1. maintain the Hotel in first class condition and in a clean, safe and orderly manner;

                           2.       provide efficient, courteous, and
                                    high-quality service to the public while maintaining a high moral and ethical standard and atmosphere at the Hotel;

                           3. operate the Hotel twenty-four (24) hours a day, every day;

                           4. strictly comply in all respects with our requirements concerning:

                                    a)       the Hotel System, the Manual and
                                             all other policies and procedures
                                             we communicate to you;

                                    b)       our quality standards and the types
                                             of services, products and amenities
                                             you may use, promote or offer at
                                             the Hotel;

                                    c)       your use of the Proprietary Marks
                                             and display, style and type of
                                             signage;

                                    d)       directory and reservation service
                                             listings of the Hotel; and

                                    e)       your participation in all of our
                                             marketing, reservation service,
                                             advertising, Internet, computer,
                                             training and operating programs,
                                             including a property management
                                             system that interfaces with the CRS
                                             or any other central reservation
                                             system we adopt;

                           5. execute our then-current software license agreement to participate in, connect with and use the CRS;

                           6. except as provided in Paragraph 4E, adopt all changes we make to the Hotel System;

                           7. strictly comply with all governmental requirements, including: (i) the payment of taxes; (ii) the filing and maintenance of trade or fictitious name registrations; and
                                    (iii) the filing and maintenance of all
                                    licenses and permits to operate the Hotel;

                           8. permit our representatives to inspect the Hotel at any time and provide them free lodging during the inspection period;

                           9. not use the Hotel or the Hotel System to promote a competing business or other lodging facility;

                           10. use your best efforts to create a favorable response to the names "Best Inns of America," "Best Suites of America" and the names of any brand extensions we develop;

                           11. promptly pay to us and/or our parent, subsidiaries and affiliates when due all royalties and fees owed under this Agreement;

                           12. treat the Manual and any other information or materials we designate, as confidential ("Confidential Materials") and not duplicate, circulate or distribute any Confidential Materials to any unauthorized person without our prior written consent;

                           13. obtain from each employee who will have access to any Confidential Materials their written agreement to keep the Confidential Materials confidential; and

                           14. conduct your advertising in a dignified manner. At our request, you agree to submit to us all advertising and promotional materials and immediately discontinue your use of any materials we reasonably reject.

                  B. Performance of the Work. As a primary inducement for us to enter into this Agreement, you agree to perform the work listed on Attachment C (the "Work") in strict accordance with our specifications.

                  C. Upgrading of the Hotel. If at any time the Hotel falls below the quality standards set forth in the Manual, we may require you to upgrade or renovate the Hotel to reach acceptable standards. Your failure to upgrade or renovate the Hotel promptly after we notify you to do so may result in our issuing a quality default notice which could lead to our terminating this Agreement.

                  D.       Fees.

                           1. For each month (or part of a month) during the License Term, beginning with the date the Hotel opens for business (the "Opening Date"), you shall pay to us by the tenth
                                    (10th) day of the following month:

                                    a)       a "Royalty Fee" equal to the
                                             following percentages of Gross Room
                                             Revenues (as defined in Paragraph
                                             3D(2)) of the Hotel: (i) three
                                             percent (3%) during the first
                                             twelve (12) month period following
                                             the Opening Date ("Year 1"); (ii)
                                             four percent (4%) during the twelve
                                             (12) month period following Year 1
                                             ("Year 2"); and (iii) five percent
                                             (5%) for each month after Year 2
                                             until the expiration or sooner
                                             termination of this Agreement.

                                    b)       a "Marketing/Reservation
                                             Contribution" ("Contribution")
                                             equal to two and one-half percent
                                             (2.5%) of Gross Room Revenues of
                                             the Hotel from the Opening Date
                                             until the expiration or sooner
                                             termination of this Agreement.
                                             Beginning in Year 3, we may, at any
                                             time, increase your Contribution
                                             only if: (i) we simultaneously
                                             increase the Contributions of all
                                             other licensees whose agreements
                                             contain fee provisions similar to
                                             this Paragraph 3D; and (ii) at
                                             least sixty-six percent (66%) of
                                             the open Best Hotels (one vote per
                                             open Hotel) agree to such an
                                             increase; and

                                    c)       any sales, gross receipts, or
                                             similar tax imposed on us and
                                             calculated solely on any payment
                                             required under this Agreement,
                                             unless the tax is an optional
                                             alternative to an income tax
                                             otherwise payable by us.

                           2. "Gross Room Revenues" shall mean gross receipts attributable to or payable for the rental of Guest Rooms, including, without limitation, the net proceeds of use and occupancy and business interruption, rent loss, or similar insurance held by you with respect to the Hotel. However, insurance proceeds are included in Gross Room Revenues only if you actually receive them. Gross Room Revenues do not include gratuities to employees or service charges levied in lieu of such gratuities which are payable to employees, or any taxes or fees collected by you for transmittal to any taxing authorities.

                           3. If we require, you agree to make your monthly payments to a designated bank account by telegraphic transfer, automatic debit arrangement, or other means we specify. We will pay for the cost of connection to such telegraphic or automatic debit service. If an automatic debit or similar arrangement is utilized and funds are insufficient to cover your payment obligation, any amounts unpaid on or before the due date shall be deemed overdue. If any payment is overdue, in addition to the overdue amount, you shall pay us interest on the overdue amount from the due date until paid in full at the lesser rate of one and one-half percent (1.5%) per month or the maximum rate permitted by law. Our ability to charge interest on all overdue amounts shall be in addition to any other remedies we may have as a result of your failure to make payments when due.

                           4. You agree to pay us a $2,500.00 fee each time you apply to us to add any Guest Rooms to the Hotel.

                           5. Subject to our requirements and at your own expense, you may conduct local and regional marketing and advertising programs. You shall pay us reasonable fees for optional advertising materials you order from us for these programs.

                           6.       You will participate in any global
                                    distribution system connected to the CRS and pay applicable commissions to travel agents. You agree to pay: (i) all commissions and fees for reservations you accept through any sources (including the Internet), whether processed through us, the CRS, third party reservation systems, or billed directly to you; and (ii) CRS related telephone and equipment charges.

         4.       Our Responsibilities.

                  A. Training. We provide initial training prior to the Opening Date. During the License Term, we will provide both required and optional training programs. We are responsible for the cost of instruction and you are responsible for all travel, lodging and other training expenses, including reasonable charges for training materials. If any training is held at your Hotel, you agree to provide our representatives with free lodging.

                  B. Services. Provided you are in full compliance with your obligations under this Agreement, you shall have access to the CRS, listings in advertising publications and the National Directory.

                  C. Consultation on Operations, Facilities and Marketing. On an ongoing basis, you may consult with us in connection with Hotel operations, including suppliers for fixtures, furnishings, signs and other equipment.

                  D. Use of Marketing/Reservation Contributions. We will use the Contributions to pay for: (i) advertising, promotion, publicity, market research and other marketing programs; (ii) maintaining and producing the National Directory, our Internet site, and the CRS; and (iii) our overhead relating directly to national and local marketing and reservations. Our overhead is limited to costs associated with the financial management of the Contributions and the salaries and benefits of certain individuals who work for our reservation or marketing departments. We will neither profit financially from nor use the Contributions to directly market our sale of franchises. We are not obligated to spend funds for marketing or reservation services exceeding the Contributions received from licensees using the Hotel System. If we have a surplus of Contributions at the end of any taxable year, all expenditures in the following taxable year(s) shall be made first out of earnings accumulated from previous years, next out of current year earnings, and finally from current year Contributions. Upon your written request, we will provide you with an annual statement regarding Contributions.

                  E. Application of Manual. All Best Hotels must comply with the terms of the Manual, although we may permit limited exceptions based on local conditions or special circumstances. Each change in the Manual will be explained to you at least thirty (30) days prior to its effective date. Any change to the Manual which, in our reasonable discretion, would cause a substantial investment by you will not be effective unless approved by sixty-six percent (66%) of the open Best Hotels. Each open hotel shall have one vote and approval of sixty-six percent (66%) of the open hotels will be required to implement the change. Notwithstanding the foregoing, changes to the Manual which relate to guest security and/or life/safety issues are not subject to the approval of you or other licensees even if substantial investments are required.

                  F. Other Arrangements. We may arrange for development, marketing, operations, administration, technical and support functions, facilities, services and/or personnel with any other entity and may use any facilities, programs, services and/or personnel used in connection with the Hotel System in connection with our other business activities, even if our other business activities compete with the Hotel or the Hotel System.

                  G. Inspections/Compliance Assistance. We have the right to inspect your Hotel at any time, with or without notice to you, to determine if the Hotel is in compliance with the Hotel System and the standards set forth in the Manual. If the Hotel fails to comply with either, we may, at our option and at your cost, require you to correct the deficiencies within the reasonable time we establish.

         5.       Proprietary Rights.

                  A. Ownership of the Hotel System and Proprietary Marks. You acknowledge and shall not contest, either directly or indirectly, either during the License Term or thereafter: (i) our exclusive right to both use and grant licenses to use the Hotel System and any element(s) or component(s) thereof; (ii) that we are the owner or exclusive licensee of all right, title and interest in and to the Proprietary Marks together with the goodwill they symbolize; or (iii) the validity or ownership of the Proprietary Marks.

         All improvements and additions to or associated with the Hotel System made by you or anyone else and all goodwill arising from your use of the Proprietary Marks shall inure to our benefit and become our property. Upon expiration or termination of this Agreement, no monetary amount shall be attributed to any goodwill associated with your use of the Hotel System or portion thereof.

                  B. Trademark Disputes. We have the sole right to handle third party disputes concerning the use of all or any part of the Hotel System, and you shall, at your reasonable expense, extend your full cooperation to us in all matters relating to the operation of the Hotel. All recoveries made as a result of disputes with third parties regarding use of the Hotel System or any part thereof belong solely to us. We are not required to initiate lawsuits against alleged imitators or infringers and may settle any dispute in our discretion. You shall not initiate any lawsuit or proceeding against alleged imitators or infringers or any other lawsuit or proceeding to enforce or protect the Hotel System without our prior written consent.

                  C. Protection of Name and Marks. Consistent with their ownership rights and rights to use the Proprietary Marks, both parties to this Agreement shall use their reasonable best efforts to protect and maintain the Proprietary Marks and their distinguishing characteristics. You agree: (i) to execute any documents we request to obtain or maintain protection for the Proprietary Marks; (ii) to use the Proprietary Marks only in connection with the operation of your Hotel and only as we instruct; and (iii) that your unauthorized use of the Proprietary Marks shall constitute both an infringement of our rights and a material breach of your obligations under this Agreement. You must notify us immediately, in writing, if you have any actual or constructive knowledge of any infringement or challenge to your use of the Proprietary Marks or any unauthorized use or possible misuse of either the Proprietary Marks, the names "Best Inns of America" or "Best Suites of America" or any Confidential Materials.

         6.       Records and Audits.

                  A. Monthly Reports. By the tenth (10th) day of each month, you agree to prepare and submit to us a statement for the previous month, certified by your chief financial or principal accounting officer, listing Gross Rooms Revenue, other revenues generated at the Hotel, room occupancy rates, reservation data, the amounts currently due under Paragraph 3D and other information we deem useful in connection with the Hotel System (the "Data"). The statement shall be in such form and detail as we may reasonably request, shall be our property and may be used by us for all reasonable purposes. We will not knowingly provide Data on your Hotel as an inducement to develop other hotel brands in your market area, although you understand that some of the Data may be compiled into information we provide to prospective licensees.

                  B. Preparation and Maintenance of Records. You agree to: (i) prepare on a current basis in a form satisfactory to us, (and preserve for at least four (4) years), complete and accurate records concerning Gross Rooms Revenue and all financial, operating, marketing and other aspects of the Hotel; and (ii) maintain an accounting system which fully and accurately reflects all financial aspects of the Hotel, including, but not limited to, books of account, tax returns, governmental reports, register tapes, daily reports, profit and loss and cash flow statements, balance sheets and complete quarterly and annual financial statements.

                  C. Audit. We or our agents may, at any time, examine and copy, all books, records, and tax returns related to your Hotel and, at our option, require an independent audit. If an inspection or audit reveals that you have understated payments in any report to us, you shall immediately pay us the amount understated, in addition to interest from the date such amount was due until paid, at the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by law. In this event, we may also require that all of your future annual financial statements be audited at your expense by an independent certified public accounting firm you select and we approve. If an inspection or audit discloses an underpayment to us of five percent (5%) or more of the total amount owed during any six (6) month period, you shall, in addition to paying the understated amount with interest, reimburse us for our costs and expenses in connection with the inspection or audit, including legal and accounting fees. These remedies supplement any others we may have under this Agreement.

                  D. Annual Financial Statements. Upon our request, not later than ninety (90) days after the end of your fiscal year, you must provide us with complete financial statements for such year certified by your chief financial or principal accounting officer to be true and correct and prepared in accordance with generally accepted accounting principles consistently applied. Any false certification shall be a material breach of this Agreement. Upon our request from time to time you also agree to provide us with operating statistics for the Hotel.

         7.       Indemnity and Insurance.

                  A. Indemnity. You agree that nothing in this Agreement authorizes either party to make any contract, agreement, warranty or representation on the other's behalf, or to incur any debt or other obligation in the other's name, and that neither party shall assume liability for, or be deemed liable as a result of any such action, or by reason of any act or omission of the other party or any claim or judgment arising therefrom.


                           1. You agree to indemnify, defend and hold harmless us, our parent, affiliates, subsidiaries and our respective, officers, directors, agents, employees, successors and assigns (the "Indemnified Parties") against, and to reimburse the Indemnified Parties for, any and all claims or actions arising or alleging to arise directly or indirectly from, as a result of, or in connection with, your operation of the Hotel, including, but not limited to, claims alleging either intentional or negligent conduct, acts or omissions by you or us relating to the operation of the Hotel or the Hotel System, as well as the costs, including attorneys' fees, of defending against said claims or actions. We reserve the right to defend any such claim or action against us. You agree that this indemnity will survive the expiration or termination of this Agreement. You have no obligation to indemnify us if a court of competent jurisdiction makes a final decision not subject to further appeal that we or our employees directly engaged in willful misconduct or intentionally caused the property damage or bodily injury that is the subject of the claim. You shall notify us immediately (but not later than five (5) days following your receipt of notice) of any claim, action or potential claim or action naming any Indemnified Party as a defendant or potential defendant (the "Indemnification Notice"). The
                                    Indemnification Notice shall include copies of all correspondence or court papers relating to the claim or action.

                           2. We shall indemnify you and hold harmless your parent, affiliates, subsidiaries and respective officers, directors, agents, and employees against all claims against you arising as a result of, or in connection with, a material breach by us which is adjudicated by a court of competent jurisdiction to be the sole cause of the claim, as well as the cost of defending the claim, provided, however, this indemnification shall be inapplicable if we have exercised our rights in accordance with this Agreement.

                           3. If you fail to comply with this Paragraph 7A, we may retain attorneys and defend any claim, action or alleged claim or action at your sole expense. You agree that our obligations hereunder are exclusively to you, and no other party may rely on, enforce, or obtain relief for breach of such obligations.

                           B. Insurance. During the License Term, you shall comply with the insurance requirements of any applicable law, lease or mortgage covering the Hotel and our specifications regarding amounts and types of insurance. Prior to the Opening Date, and thereafter on an annual basis and/or each time you change the terms of your insurance policy or carrier, you shall provide us with certificates of insurance which: (i) evidence your liability insurance and its amounts; (ii) name Best Franchising, Inc. and U.S. Franchise Systems, Inc. as additional insureds; (iii) state that your policy may not be canceled, amended or permitted to lapse or expire without thirty (30) days prior written notice to us. All insurance policies shall be written on a fully insured basis. Deductibles and self insurance retentions are subject to our prior approval. At the minimum, you agree to maintain or cause to be maintained (as applicable) the following insurance underwritten by an insurer we approve:

                           1.       employer's liability and workers'
                                    compensation insurance as prescribed by
                                    applicable law;

                           2. comprehensive general and automobile liability insurance (with products, completed operations and independent contractors coverage), all on an occurrence basis, with single-limit coverage for personal and bodily injury and property damage of at least $5,000,000.00 per occurrence which can be met by a combination of primary liability and umbrella liability policies. You also agree to cause your general contractor to maintain comprehensive general liability insurance of at least $5,000,000.00 per occurrence naming Best Franchising, Inc. and U.S. Franchise Systems, Inc. as additional insureds; and

                           3. Dram Shop/Liquor liability insurance, in the same amounts provided above and naming the same additional insureds, if you serve alcohol of any kind at the Hotel. If you begin serving alcohol at any time during the License Term, you agree to notify us immediately and provide us with a revised certificate of insurance evidencing Dram Shop/Liquor liability insurance coverage.
         8.       Transfer.

                  A. Transfer by Us. We have the right to transfer or assign our rights or obligations under this Agreement to any person or entity and our interests will inure to the benefit of any transferee, successor or assignee.

                  B. Transfer by You. You agree that the rights and duties created by this Agreement are personal to you and that we have granted this License in reliance on the business skill, financial capacity and character of you and your partners, shareholders or members. You may mortgage the Hotel to any financial institution without our consent if you remain the mortgagor of the Hotel. Except as provided in Paragraph 8B(1), neither you, any successor to your interest, or any individual, partnership, corporation, or other legal entity which directly or indirectly owns any interest in this License or in you shall sell, assign, transfer, convey or otherwise encumber any direct or indirect interest in this License, the Hotel or the assets of the Hotel without our consent.

                           1. A transfer of less than a fifty percent (50%) equity interest in you which does not transfer Control (as defined below), does not require our consent if you notify us in writing within thirty (30) days of the transfer.
                           2. A transfer which alone or combined with previous or simultaneous transfers changes Control of the License, you, the Hotel, or greater than fifty percent (50%) of the Hotel's assets requires our prior written consent. We may require any or all of the following as conditions of our consent to a transfer:

                                    a)       your compliance with all terms of
                                             this Agreement;

                                    b)       the transferee entity or
                                             individual, and all shareholders,
                                             partners or members of the
                                             transferee (collectively, the
                                             "Transferee"), shall meet our
                                             then-current qualifications for new
                                             licensees;

                                    c)      the Transferee shall execute our
                                            then-standard forms of license
                                            agreement and other applicable
                                            agreements for new Hotel System
                                            licensees (which will include
                                            then-current fees and
                                            Contributions);

                                    d)       any new general manager retained by
                                             the Transferee completes our
                                             initial training program;

                                    e)       the Hotel shall be upgraded within
                                             the time period we set to conform
                                             to the then-current standards and
                                             specifications for hotels operating
                                             under the Hotel System;

                                    f)      you or the Transferee must pay us a
                                            $5,000.00 transfer fee unless the
                                            transfer is to the spouse, issue,
                                            parent, or sibling of your
                                            partner(s) or shareholder(s), or
                                            from one partner or shareholder to
                                            another. If the Transferee requests
                                            approval of a term exceeding the
                                            remainder of the

                                            License Term, the Transferee must
                                            pay our then-current application
                                            fee, prorated for the time period
                                            exceeding the License Term;

                                    g)      you execute a general release, in a
                                            form satisfactory to us, of any and
                                            all claims by you against us and our
                                            officers, directors, shareholders,
                                            and employees;
                                    h)      the Transferee executes a written
                                            assignment, in a form satisfactory
                                            to us, assuming and agreeing to
                                            discharge all of your obligations
                                            under this Agreement; and

                                    i)      you execute all documents we
                                            request evidencing your agreement
                                            to remain liable for all
                                            obligations to us and our parent,
                                            subsidiaries and affiliates
                                            prior to the transfer.

                           2. "Control" or "Controlling" shall mean the direct or indirect possession of the power to direct or cause the direction of the management and policies of any person or legal entity.
                           3. Except as otherwise provided herein, any purported assignment or transfer without our prior written consent is null and void, constitutes a material breach of this Agreement, enables us to terminate this Agreement without providing you an opportunity to cure and allows us to seek both injunctive relief and monetary damages.
                           4. If you are an individual, you may transfer this License without paying a transfer or application fee if: (i) you retain at least twenty-five percent (25%) ownership; (ii) we receive your request and supporting documentation before the Opening Date; and
                                    (iii) the Transferee meets our then-current standards for new licensees.

                  C. Transfers of the License or Equity Interest in You Upon Death. Upon the death or mental incompetency of you or a person Controlling you, the executor, administrator, or personal representative ("Representative") of such person shall transfer within three (3) months his interest to a third party subject to our approval and the conditions set forth in Paragraph 8B. In the case of transfer by devise or inheritance, if the heirs or beneficiaries can not meet the conditions of Paragraph 8B, the Representative shall have six (6) months from the death or mental incompetency to dispose of the interest, subject to the transfer provisions of this Agreement, after which time we may terminate this Agreement.

                  D. Registration of a Proposed Transfer of Equity Interests. Securities in you may be offered to the public only with our prior written consent. All materials required by federal or state law for the sale of any interest in you shall be submitted to us for review prior to distribution or filing with any government agency, including any materials to be used in any offering exempt from registration under federal or state securities laws. No offering by you shall imply or state (by use of the Proprietary Marks or otherwise) that we are participating as an underwriter, issuer or your representative. You agree to pay us a non-refundable fee equal to the greater of $5,000.00 or our costs and expenses of reviewing each proposed offering including, without limitation, attorneys' fees. You acknowledge that we may require changes to your offering materials and a full indemnification from all participants in the offering before issuing our consent.

                  E. Non-Waiver of Claims. Our consent to a transfer is not a waiver of: (i) any claims we may have against you; or (ii) our right to demand strict compliance by the Transferee with the terms of this Agreement.

                  F. Our Right of First Refusal. If any party holding any direct or indirect interest in you or in all or substantially all of the Hotel's assets desires to accept a bona fide offer from a third party to purchase the interest, you agree to notify us and provide whatever documentation relating to the offer we require. If the third party purchaser wishes to remove the Hotel from the Hotel System, we have the right and option, exercisable within thirty (30) days after we receive written notification, to inform you that we intend to purchase the seller's interest on the same terms and conditions offered by the third party. If we elect to purchase the seller's interest, closing will occur within ninety (90) days from the date of our notice to the seller. If we elect not to purchase the seller's interest, any material change thereafter to the terms of the offer shall constitute a new offer subject to our same rights of first refusal as in the case of the third party purchaser's initial offer. Our failure to exercise this option is not a waiver by us of any other provision of this Agreement. If the consideration, terms, and/or conditions offered by the third party purchaser are such that we may not reasonably be required to furnish the same consideration, terms, and/or conditions, then we may purchase the interest for the reasonable cash equivalent. If the parties cannot agree within thirty (30) days on the reasonable cash equivalent of the consideration, terms, and/or conditions offered by the third party purchaser, an independent appraiser whose determination shall be binding will be designated by us at our expense to determine the reasonable equivalent cash consideration.

                  G. No Right of First Refusal. If a third party meeting our then-current qualifications offers to purchase the Hotel and wishes to keep the Hotel in the Hotel System, we shall have no right of first refusal.

         9.       Condemnation and Casualty.

                  A. Condemnation. You shall immediately notify us of any proposed taking of the Hotel by eminent domain. If a taking occurs, we shall use reasonable efforts (but shall not be obligated) to transfer this Agreement to a location selected by you and approved by us within four (4) months of the taking. If we approve the new location and you subsequently open a new hotel at the new location within two (2) years of the taking, the new hotel shall be deemed to be the Hotel licensed hereunder. If a taking occurs and the new hotel does not become the Hotel licensed hereunder (or if it is evident to us that such shall be the case), this Agreement will terminate, but you will not pay us any liquidated damages.

                  B. Casualty. If the Hotel is damaged by fire or casualty, you shall repair the damage in accordance with our standards. If the damage or repair requires closing all or any portion of the Hotel, you shall:
         (i) notify us immediately; (ii) commence reconstruction within four (4) months of closing; and (iii) reopen for continuous business operations as soon as practicable (but in any event within twenty-four (24) months after closing of the Hotel and not without providing us at least ten
         (10) days advance notice of the proposed reopening date). If the Hotel is not reopened in accordance with this Paragraph 9B, this Agreement will terminate and you shall pay us liquidated damages (see Paragraph
         10D), provided, however, that your payment of liquidated damages shall not exceed the amount of any insurance proceeds you receive.

                  C. Extensions of Term. The License Term will be extended for the period the Hotel is not operating as a result of fire or other casualty. You are not required to make any payments pursuant to Paragraph 3D while the Hotel is closed by reason of condemnation or casualty unless you receive insurance proceeds.

         10.      Termination.

                  A. Expiration of Term. This Agreement will expire without notice [twenty (20) years for new construction; ten (10) years for conversions] from the authorized Opening Date, subject to its earlier termination as set forth herein. You acknowledge the difficulty of determining our damages if this Agreement terminates prior to its expiration. You also acknowledge that the liquidated damages set forth in Paragraph 10D represent the best estimate of our damages arising from any termination of this Agreement prior to its expiration. Subject to Paragraph 11A, upon the expiration of the License Term, you shall comply with our de-identification procedures as set forth in Paragraph 10C of this Agreement or in the Manual.

                  B.       Defaults.

                                    1.       Default with Opportunity to Cure.

                                    a)       If you fail to comply with or
                                             violate any provision of this
                                             Agreement, the Manual or any Hotel
                                             System standard, unless this
                                             Agreement,
                                             applicable law or any
                                             default notice we send to you
                                             provides otherwise, you shall have
                                             thirty (30) days from your receipt
                                             of a written default notice to
                                             remedy such default (the "Cure
                                             Period"). If any default remains
                                             uncured after the Cure Period
                                             expires, this Agreement shall
                                             terminate automatically without
                                             further notice to you, effective
                                             immediately upon the expiration of
                                             the Cure Period. Alternatively,
                                             instead of considering this
                                             Agreement automatically terminated
                                             upon the expiration of the Cure
                                             Period, we may suspend your access
                                             to the CRS or remove your Hotel
                                             from our advertising publications
                                             or the National Directory until
                                             your default is cured to our
                                             satisfaction.

                                    b)      If we issue you two (2) written
                                            default notices within any twelve
                                            (12) month period, the Cure Period
                                            in the second written default notice
                                            shall be ten (10) days, unless
                                            applicable law provides otherwise.
                                    c)      In any judicial or other proceeding
                                            in which the validity of our
                                            termination of this Agreement is
                                            contested, we may cite and rely upon
                                            all of your defaults or violations
                                            of this Agreement, not solely the
                                            defaults or violations referenced in
                                            any written default notice sent to
                                            you.
                                    d)      Any notice of termination or
                                            suspension of services we issue to
                                            you shall not relieve you of your
                                            obligations that survive termination
                                            of this Agreement, including, but
                                            not limited to, its
                                            de-identification, indemnification
                                            and liquidated damages provisions.
                                    e)      If you fail to provide us with a
                                            copy of the recorded deed, an
                                            executed lease for at least the
                                            License Term or other evidence
                                            satisfactory to us of your Control
                                            of the Hotel on or before
                                            commencement of construction or
                                            renovation, we may issue you a
                                            default notice which may lead to us
                                            terminating this Agreement.

                                    2. Default Without Opportunity to Cure
                           (Immediate Termination by Us). This Agreement shall terminate immediately without notice to you if:

                                    a)       you, or any guarantor of your
                                             obligations (a "Guarantor"), shall:
                                             (i) not pay its debts as they
                                             become due; (ii) admit its
                                             inability to pay its debts; or
                                             (iii) make a general assignment for
                                             the benefit of creditors;

                                    b)      you, or any Guarantor, commence or
                                            consent to any case, proceeding or
                                            action seeking: (i) reorganization,
                                            arrangement, adjustment,
                                            liquidation, dissolution or
                                            composition of you or your debts
                                            under any law relating to
                                            bankruptcy, insolvency,
                                            reorganization or relief of debtors;
                                            or (ii) appointment of a receiver,
                                            trustee, custodian or other official
                                            for any portion of its property;
                                    c)      you, or any Guarantor, take any
                                            corporate or other action to
                                            authorize any of the actions set
                                            forth above in Paragraphs 10B(2)(a)
                                            or 10B(2)(b);

                                    d)       any case, proceeding, or other
                                             action against you or any Guarantor
                                             is commenced seeking an order for
                                             relief against it as debtor, or
                                             seeking reorganization,
                                             arrangement, adjustment,
                                             liquidation, dissolution or
                                             composition of it or its debts
                                             under any law relating to
                                             bankruptcy, insolvency,
                                             reorganization or relief of
                                             debtors, or seeking appointment of
                                             a receiver, trustee, custodian or
                                             other official for it or for any
                                             portion of its property, and such
                                             case, proceeding or other action:
                                             (i) results in an order for relief
                                             against it which is not fully
                                             stayed within seven (7) business
                                             days after the entry thereof; or
                                             (ii) remains undismissed for
                                             forty-five (45) days;

                                    e)       an attachment remains on all or any
                                             part of the Hotel or your or any
                                             Guarantor's assets for thirty (30)
                                             days;

                                    f)      you or any Guarantor fail, within
                                            sixty (60) days of the entry of a
                                            final judgment against you or any
                                            Guarantor in any amount exceeding

                                            $50,000.00, to discharge, vacate or
                                            reverse the judgment, or to stay
                                            execution of it, or if appealed, to
                                            discharge the judgment within thirty
                                            (30) days after a final adverse
                                            decision in the appeal;
                                    g)      you cease to operate the Hotel at
                                            the location designated on
                                            Attachment A or under the
                                            Proprietary Marks, or lose
                                            possession or the right to
                                            possession of all or a significant
                                            part of the Hotel, except as
                                            otherwise provided herein;
                                    h)      you contest in any court or
                                            proceeding either all or any portion
                                            of our ownership of the Hotel System
                                            or the validity of any of the
                                            Proprietary Marks;

                                    i)      you transfer your rights under this
                                            Agreement in violation of Paragraph
                                            8;

                                    j)      you fail to identify the
                                            Hotel to the public as a Best
                                            Hotel;

                                    k)      any action is taken to
                                            dissolve or liquidate you or any
                                            Guarantor, except due to death;

                                    l)      you or any of your principals or
                                            Guarantors is, or is discovered to
                                            have been, convicted of a felony or
                                            any other offense likely to reflect
                                            adversely upon us, the Hotel System,
                                            or the Proprietary Marks, including,
                                            but not limited to, any violation of
                                            laws or regulations relating to
                                            discrimination, equal employment or
                                            equal opportunity;
                                    m)      you knowingly maintain false books
                                            and records of account or knowingly
                                            submit false or misleading reports
                                            or information to us, including any
                                            information you provide or fail to
                                            provide to us on your franchise
                                            application or otherwise;
                                    n)      you disclose the contents of any
                                            Confidential Materials to any
                                            unauthorized person or fail to
                                            exercise reasonable care to prevent
                                            such disclosure; or

                                    o)       in our discretion, we determine a
                                             threat or danger to public health
                                             or safety results from the
                                             construction, maintenance or
                                             operation of the Hotel, such that
                                             an immediate shutdown of the Hotel
                                             is necessary to avoid a substantial
                                             liability or loss of goodwill to
                                             the Hotel System. Notwithstanding
                                             the foregoing, if we determine, in
                                             our discretion, that both the
                                             threat of danger to public health
                                             or safety is eliminated and the
                                             reopening of the Hotel will not
                                             cause a substantial loss of
                                             goodwill to the Hotel System within
                                             six (6) months of the termination
                                             of this Agreement, we will
                                             reinstate the Agreement on
                                             identical terms and conditions.

         C. De-identification of Hotel Upon Termination or Expiration of this Agreement.

                           1. Within ten (10) days of the effective date of termination or expiration of this Agreement, as the case may be, you agree to de-identify the Hotel by taking whatever action we deem necessary to ensure that the Hotel is no longer identified as a hotel within the Hotel System and no use is made of any part of the Hotel System at or in connection with the Hotel or otherwise. Among the actions you must take to de-identify the Hotel, you agree to: (i) return the Manual and all other proprietary materials to us; (ii) remove all items identifying the Hotel System; (iii) change the telephone listing for the Hotel; (iv) remove all items bearing the Proprietary Marks (including all signage) from the Hotel; (v) cancel all fictitious or assumed name or equivalent registrations relating to your use of the Proprietary Marks; (vi) stop answering the telephone in any way that would lead a prospective customer to believe that the Hotel is affiliated with the Hotel System; and (vii) permit our representative to enter the Hotel to conduct inspections on a periodic basis until de-identification is completed to our satisfaction. Until de-identification is completed to our satisfaction, you agree to maintain a conspicuous sign at the registration desk in a form we specify stating that the Hotel is no longer associated with the Hotel System. You acknowledge that the de-identification process intends to immediately alert the public that the Hotel is not affiliated with the Hotel System.

                           2. If you fail to comply with all of the de-identification provisions of Paragraph 10C(1) within the permitted ten (10) day period, you agree to: (i) pay a royalty fee of $5,000.00 per day until de-identification is completed to our satisfaction; and (ii) permit our representative to enter the Hotel to complete the de-identification process at your expense.
                           3. You agree to pay all our costs and expenses of enforcing these de-identification provisions, including, but not limited to, all attorneys' fees. Nothing contained herein limits our rights or remedies at law or in equity should you not complete the de-identification procedures within the permitted ten (10) day period, including, but not limited to, our right to seek and obtain an injunction to remove or cause to be removed, at your sole cost and expense, all signage from the Hotel.

                  D. Payment of Liquidated Damages. If this Agreement terminates after the first twenty-four (24) months of Hotel operations and prior to its expiration for any reason other than as set forth in Paragraphs 9A or 9B, you agree to pay us liquidated damages as set forth below. Your payment of liquidated damages to us shall not be considered a penalty for your breaching this Agreement, but rather a reasonable estimate of our damages and lost future fees we would have received from you under the Agreement. You acknowledge that your obligation to pay us liquidated damages is in addition to, not in lieu of, your obligations to pay any amounts then due to us and comply with the de-identification provisions of Paragraph 10C. You agree to pay us liquidated damages in a lump sum within thirty (30) days following the date of termination, based on the average occupancy rate at the Hotel for the twelve (12) months preceding the termination ("Occupancy Rate") as follows:

                           1. if the Occupancy Rate was below fifty percent (50%), you shall pay no liquidated damages;

                           2. if the Occupancy Rate was fifty percent (50%) to fifty-nine and nine-tenths percent (59.9%), you agree to pay us an amount equal to twelve (12) months of all fees under Paragraph 3D(1)(a), unless you give us twelve (12) months prior written notice and your Occupancy Rate meets the criteria of this Paragraph 10D(2), in which case you shall pay no liquidated damages;
                           3. if the Occupancy Rate was sixty percent (60%) to sixty-nine and nine-tenths percent (69.9%), you agree to pay an amount equal to twenty-four (24) months of fees under Paragraph 3D(1)(a); and
                           4. if the Occupancy Rate was seventy percent (70%) or greater, you agree to pay an amount equal to thirty-six (36) months of fees under Paragraph 3D(1)(a).
                           If this Agreement terminates at any time during the first twenty-four (24) months of the operation of the Hotel, you agree to pay us liquidated damages equal to the greater of: (i) $2,000.00 multiplied by the number of Guest Rooms; or (ii) thirty-six (36) multiplied by the average monthly fees required under Paragraph 3D(1)(a).

         11.      Renewal.

                  A. Requirements. Upon your written submission of our then-current form of renewal application at least 180 days prior to this Agreement's expiration date, we shall grant you a ten (10) year renewal term if, in our discretion, the following criteria are satisfied:

                           1. you pay a non-refundable fee equal to one-half of the then-current franchise application fee;

                           2. you received passing Quality Assurance Scores (as defined in the Manual) during the preceding three (3) year period;

                           3. you agree to upgrade the Hotel to meet our then-current criteria for the Hotel System; and

                           4. you have a favorable operating and payment history.

                           Notwithstanding the foregoing, if an independent third party chosen by us determines that the location of the Hotel is inappropriate or obsolete for the brand we shall not be required to renew your license. We will accept or reject your written renewal request within thirty (30) days of its receipt by us. You agree to execute our then-current form of license agreement to effectuate any renewal.

                  B. Alternative Process. If we determine that you do not meet the above criteria, you may apply to renew this Agreement for a ten year term by submitting an application at least 120 days prior to the expiration of the License Term with a non-refundable renewal fee equal to our then-current franchise application fee. We will evaluate your application based on your operating history, the location of the Hotel and your agreement to upgrade the Hotel. If we accept your application, you will execute our then-current form of license agreement.

         12.      Relationship of Parties.

                  A. No Agency Relationship. You are an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate the other for any purpose. The parties have a business relationship defined entirely by the express provisions of this Agreement. No partnership, joint venture, affiliate, agency, fiduciary or employment relationship is intended or created hereby.

                  B. Your Notices to Public Concerning Independent Status. You shall take such steps as we require to minimize the chance of a claim being made against us for any occurrence at the Hotel, or for acts, omissions or obligations of you or anyone affiliated with you or the Hotel. Such steps may include giving notice in private or public rooms or on advertisements, business forms and stationery, making clear to the public that we are not the owner or operator of the Hotel and are not accountable for events occurring at the Hotel.

                  C. Use of the Best Name. You shall not use the word "Best" or any similar words in your entity or trade name, nor authorize or permit such use by anyone else. You shall not use the word "Best" or any other name or mark associated with the Hotel System to incur any obligation or indebtedness.

         13.      Miscellaneous.

                  A. Severability and Interpretation. The remedies provided in this Agreement are not exclusive. If any provision of this Agreement is held unenforceable, void or voidable, all remaining provisions shall continue in full force and effect unless deletion of the provision(s) materially frustrates the purpose of the parties or makes performance commercially impracticable. If any provision requires interpretation, such interpretation shall be based on the reasonable intention of the parties without interpreting any provision in favor of or against any party hereto by reason of the drafting of the party or its position relative to the other party.

                  B. Binding Effect. This Agreement is valid when executed and accepted by us at our office in Atlanta, Georgia. It is made and entered into in the State of Georgia and shall be governed and construed under and in accordance with the laws of the State of Georgia. You acknowledge that you have sought, voluntarily accepted, and become associated with us at our headquarters in Atlanta, Georgia. The choice of law designation permits but does not require that all lawsuits or proceedings concerning this Agreement be filed in the State of Georgia.

                  C. Exclusive Benefit. This Agreement is exclusively for the benefit of the parties hereto and shall not create liability to any third party, unless otherwise set forth herein. No agreement between us and any third party is for your benefit.

                  D. Entire Agreement. This is the entire Agreement between the parties relating to the Hotel. Neither we nor any person on our behalf has made any representation to you concerning this Agreement, the Hotel or the Hotel System that is not set forth herein or in our UFOC. No change in this

         Agreement shall be valid unless in writing signed by both parties. No failure to require strict performance or to exercise any right or remedy hereunder shall preclude requiring strict performance or exercising any right or remedy in the future.

                  E. Our Withholding of Consent. Our consent, wherever required, may be withheld if any default by you exists under this Agreement. Prior to any deviation by you from any material term of this Agreement, you must obtain our prior written consent.

                  F. Notices. All notices given under this Agreement shall be in writing, delivered by any means which provides evidence of the date received. Notices shall be deemed given at the date and time receipt is evidenced, to the respective parties at the following addresses unless and until a different address is designated by written notice to the other party:

     Notices to us:Best Franchising, Inc.      Notices to you: ENTITYNAMECAPS13
     Corporate Square,                                          PCNAME
     Suite 250                                                  PCADDRESS1
     Atlanta, Georgia30329                                      PCADDRESS2
     Attention: Jim Darby

                  G. Descriptive Headings. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision.

                  H. Management of the Hotel. You must at all times retain and exercise direct management control over the business of the Hotel. You shall not enter into any lease, management agreement or other similar arrangement for the operation of the Hotel or any part thereof with any independent entity without our prior written consent.

                  I. Guest Room Rates. You shall establish room rates for the Hotel which must be submitted to us before the deadline for the next National Directory. With the exception of special event periods, you agree not to charge any rate exceeding the rate published in the current edition of the National Directory.






                       [SIGNATURES TO FOLLOW ON NEXT PAGE]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

         LICENSEE:
         ENTITYNAMECAPS

         By:
              ---------------------------------------------
                         SIGNEENAME
                         SIGNEETITLE


         Attest/Witness:
                        ----------------------------------------------
                         Any other corporate officer or notary
                         public w/seal


         LICENSOR:
         BEST FRANCHISING, INC.

         By:
            ------------------------------------------------
                         Jim Darby,
                         Executive Vice President, Franchise Operations


         Attest:
                --------------------------------------------
                         Assistant Secretary

                                    GUARANTY

         As an inducement to Best Franchising, Inc. ("we," "our" or "us") to execute that certain license agreement (including any future amendments thereto) with ENTITYNAMECAPS("Licensee") dated as of _______________, a copy of which is attached hereto, (collectively, the "License Agreement"), the undersigned (individually, a "Guarantor" and collectively, the "Guarantors"), jointly and severally, hereby unconditionally warrant to us and our parent, successors and assigns that all representations of Licensee contained in both the License Agreement and the application submitted in connection therewith are true and correct. The Guarantors also jointly and severally guarantee the timely payment and performance of all of Licensee's obligations under the License Agreement.

         Upon notice from us that Licensee is in default under any of the terms of the License Agreement, the Guarantors shall cure any monetary default within five (5) business days from such notice and immediately perform all other obligations of Licensee under the License Agreement. Without affecting the obligations of the Guarantors under this Guaranty, we may without notice to the undersigned extend, modify or release any indebtedness or obligation of the Licensee, or settle, adjust or compromise any claims against the Licensee. The Guarantors waive notice of amendment of the License Agreement and notice of demand for payment or performance by the Licensee. The Guarantors expressly acknowledge that their joint and several obligation to cure all defaults and guaranty the performance of Licensee shall survive the termination of the License Agreement.

         Upon the death of a Guarantor, the estate of such Guarantor shall be bound by this Guaranty but only for defaults and obligations hereunder existing at the time of death. The obligations of the surviving Guarantors shall continue in full force and effect.

         This Guaranty constitutes a guaranty of payment and performance and not of collection, and each of the Guarantors specifically waives any obligation we may have to proceed against the Licensee on any money or property held by the Licensee or by any other person or entity as collateral security, by way of set off or otherwise. The Guarantors further agree that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment or any of the guaranteed obligations is rescinded or must otherwise be restored or returned by us upon the insolvency, bankruptcy or reorganization of the Licensee or any Guarantor, all as though such payment has not been made.

         Our failure to enforce all or any portion of our rights under this Guaranty shall not constitute a waiver of our ability to do so at any point in the future.

         IN WITNESS WHEREOF, each of the undersigned has signed this Guaranty as of ____________, the date of the License Agreement.

         Witnesses:                               Guarantors:
         Notarized (with seal):

         -------------------------         -------------------------------
                                               GUARANTOR1, Legal Signature

         -------------------------         -------------------------------
                                               GUARANTOR2, Legal Signature

         -------------------------         -------------------------------
                                               , Legal Signature

         -------------------------         -------------------------------
                                               , Legal Signature

         -------------------------         -------------------------------

                                                      ATTACHMENT A
                                                        THE HOTEL
         Facilities (Paragraph 1 ):

           Site --- Area and general description:  ABRANDhotel located at:
                                                   HOTELADDRESS1 HOTELADDRESS2

          Number of approved Guest Rooms:          ROOMS

           Number of Suites included:

         Ownership of Licensee (Paragraph 8):
                ENTITYNAMECAPS                                              100%

                                  ATTACHMENT B
                                    TERRITORY
                              PROPERTYNAME#IDNUMBER


      The Territory is defined as that area bordered by:

                                  ATTACHMENT C
                                    THE WORK

                  You acknowledge that every detail of the Hotel System is important to us and other licensees operating under the Hotel System to develop and maintain the standards and public image of the Hotel System. You agree to strictly comply with the details of the Hotel System, as set forth in the Manual or otherwise in writing. The following constitutes the development schedule for the Hotel.

(1)       Conversion of an Existing Facility

         (a) You agree to renovate the Hotel in strict accordance and within the time frames set forth on the attached property conversion plan ("PCP"). If requested by us, you agree to submit renovation plans for the Hotel for our approval. If we require you to submit renovation plans, renovations shall not begin until we approve the renovation plans in writing. Once we approve the renovation plans, you agree not to make any subsequent changes without our prior written consent. Our approval of your renovation plans is exclusively for the purpose of ensuring compliance with our then-current standards. Your failure to renovate the Hotel in strict accordance with the PCP and within the specified time frames shall constitute a material breach of this Agreement and may lead to us issuing a default notice and subsequently terminating this Agreement.

         (b) The Hotel shall be ready to open for business not later than six (6) months from the date hereof, unless otherwise provided in the PCP ("Completion Date"). Within ten (10) days of the Completion Date you shall ask us to conduct a final inspection, which we shall promptly conduct. You shall not open for business prior to our written authorization to do so, and you agree to open within ten (10) days of our authorization. We will not authorize you to open the Hotel unless and until you are in full compliance with all terms of this Agreement.

(2)       New Development

         (a) You shall submit preliminary plans (the "Plans"), including site layout and outline specifications within three (3) months from the date of this Agreement.

         (b) You shall attend at your own expense a briefing to acquaint you with our building process and support structure at our headquarters in Atlanta, Georgia within four (4) months from the date of this Agreement.

         (c) You shall submit to us complete working drawings and specifications for the Hotel, including its proposed equipment, furnishings, facilities and signs, with such detail and containing such information as we require within five (5) months from the date of this Agreement. The Plans shall conform to our then-prevailing Hotel System standards. Construction shall not begin until we have approved the Plans in writing. Following our approval of your Plans, you shall make no changes to the Plans without our prior written consent. If during the course of construction changes in the Plans are required, you shall notify us immediately. Your failure to construct the Hotel in strict accordance with the Plans we approve in writing shall constitute a material breach and may lead to our issuing a default notice and subsequently terminating this Agreement. Our approval of the Plans is intended exclusively to ensure compliance with our then-current standards.

         (d) Construction shall commence within seven (7) months from the date of this Agreement. You shall notify us within (5) days of commencement of construction, which shall mean excavation and poured footings with a finished building slab. Construction shall continue uninterrupted (unless interrupted by force majeure) until completion of the Hotel. The term "force majeure" shall mean an act of God, war, civil disturbance, government action, fire, flood, accident, hurricane, earthquake or other calamity, strike or other labor dispute.

         The Hotel shall be ready to open for business within twelve (12) months from the date hereof ("Completion Date"). Within ten (10) days of the Completion Date you shall ask us to conduct a final inspection, which we shall promptly conduct. You shall not open for business prior to our written authorization to do so, and you agree to open within ten (10) days of our authorization. We will not authorize you to open the Hotel unless and until you are in full compliance with all terms of this Agreement.